EX-99.77J REVALUATION

Exhibit 77(j)(b) - Restatement of Capital Accounts

For the year ended December 31, 2013, the Funds made the following permanent tax adjustments on the statements of assets and liabilities:

Accumulated
Net Investment
Income/(Loss)
Accumulated
Net Realized
Gain/(Loss)

Paid-in
Capital
Capital Advisors Growth Fund
     $317,548
   $(180,871)
  $(136,677)
C Tactical Dynamic Fund
           -
             -
         -

The reclassifications have no effect on net assets or net asset value per share.

For the year ended December 31, 2013, the Kellner Merger Fund made the following permanent tax adjustments on the statements of assets and liabilities:

Accumulated
Net Investment
Income/(Loss)
Accumulated
Net Realized
Gain/(Loss)

Paid-in
Capital
Kellner Merger Fund
     $13,556
   $(13,556)
         -

The reclassifications have no effect on net assets or net asset value per share.